Exhibit 10.2 to 2012 10-Q

Convergys Corporation
Annual Executive Incentive Plan
As Amended and Restated, effective February 2, 2012
Eligibility
The Annual Executive Incentive Plan (the “Plan”), as amended and restated effective February 2, 2012, subject to approval by the shareholders of Convergys Corporation (the “Company”) shall apply to the Chief Executive Officer and other executive officers of the Company selected by the Compensation and Benefits Committee (the “Compensation Committee”) commencing on and after January 1, 2012.
Purpose
The Board of Directors of the Company (the “Board”) intends that the Plan will advance the interests of the Company and shareholders by enabling the Company to attract and retain key senior executives and to encourage those executives to contribute to the continued success of the Company. Payments under the Plan are intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).
Performance Criteria
Performance criteria upon which payments under the Plan will be based shall be measured in terms of one or more of the following objectives, described as they relate to Company-wide objectives or objectives related to a subsidiary, division, department or function of the Company for the calendar year: earnings per share, operating income, stock price, shareholder return, return on investment, return on capital, return on equity, earnings before interest, taxes, depreciation and amortization, gross or net profits, gross or net revenues, cash flow, operating margin, profit margin, contribution margin, market share, sales, costs, debt to capital ratio, economic value added, and/or strategic business criteria consisting of one or more objectives based on meeting specified product development, strategic partnering, research and development, market penetration, geographic business expansion goals, cost targets, customer satisfaction, customer retention, gross or net additional customers, average customer life, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures. The performance criteria may be made relative to the performance of a group comparable companies, or published or special index that the Compensation Committee, in its sole discretion, deems appropriate, or the Company may select performance criteria as compared to various stock market indices. Performance criteria may be stated as a combination of the listed factors. Maintaining the status quo or limiting economic losses can be appropriate performance criteria, provided such performance criteria are not substantially certain to occur as of the date the Compensation Committee establishes the performance criteria.
Each year the Compensation Committee shall specify in writing, no later than 90 days after the beginning of each calendar year, the performance criteria to be achieved, a minimum acceptable level of achievement below which no payment will occur, and a formula for determining the amount of any payment to occur if performance is at or above the minimum acceptable level but falls short of full achievement of the specified performance criteria.
If the Compensation Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the performance criteria to be unsuitable, the Compensation Committee may modify such performance criteria or the related minimum acceptable level of achievement, in whole or in part, as the Compensation Committee deems appropriate and equitable; provided, however, that no such modification will be made to the extent that it would cause a payment under the Plan to fail to qualify as performance-based compensation within the meaning of Section 162(m) of the Code.
Amount of Payment
The Compensation Committee, based upon information to be supplied by management of the Company, will establish for each year, a target incentive amount and performance criteria for each eligible executive within the first 90 days of the year for which such bonus may be paid. Awards will be earned by eligible executives based upon the level of attainment of the applicable performance criteria during the applicable year. Notwithstanding any other provision of the Plan to the contrary, the maximum amount of any single bonus payment under the Plan to any participant for any year shall be $3,000,000 (or, in the case of an award paid in the form of Company common shares, a number of Company common shares having an aggregate fair market value on the date of payment not in excess of $3,000,000). As soon as practicable after the end of the applicable year, the Compensation Committee shall determine and certify in writing the level of attainment of the performance criteria for each eligible executive and the bonus to be paid to each eligible executive. Notwithstanding any other provision of the Plan to the contrary, the Compensation Committee may, in its sole and absolute discretion, reduce the target incentive amount of any eligible executive or the bonus to be paid to any eligible executive.
Form and Timing of Payment
Awards shall be paid in cash as soon as practicable following the end of the year, but no later than March 15th of the year following the year in which the services were performed to which the payment relates; provided however that if permitted by the Compensation Committee in its sole discretion, payment may be deferred at the election of the eligible executive pursuant to a deferred compensation arrangement maintained by the Company. The Compensation Committee may, in its sole discretion, determine that all or part of an award shall be paid in the form of an equivalent amount of Company common shares; provided that the shares will be issued under the Company's equity compensation plans in existence at the time of grant. In the event a participant terminates employment with the Company and its subsidiaries for any reason prior to the last day of the year, the participant shall not be entitled to payment of an award with respect to that year.
Administration
The Plan is administered by the Compensation Committee, which shall consist of not less than two directors each of whom shall be an “outside director” as defined in the regulations under Section 162(m) of the Code.
It is the intention of the Company that the Plan qualify for the performance-based compensation exception of Section 162(m) of the Code and the short-term deferral exception of Section 409A of the Code. The Plan shall be administered in a manner consistent with this intent, and any provision of the Plan or action of the Compensation Committee that would cause the Plan to fail to satisfy either such exception shall have no force and effect until amended or corrected to satisfy such exception (which action may be taken by the Company or the Compensation Committee, as the case may be, without the consent of any eligible executive).
Amendment

The Board may amend or terminate the Plan at any time. However, no amendment shall increase the maximum award to an eligible executive without the consent of shareholders.
Miscellaneous Provisions
Nothing contained in the Plan shall give any eligible executive the right to be retained in the employment of the Company or affect the right of the Company to dismiss any eligible executive or employee. The Plan shall not constitute a contract between the Company and the eligible executive. Except as may be required by law, no amount payable under the Plan shall be subject to assignment in any manner by anticipation, pledge, bankruptcy, attachment, charge or encumbrance of any kind, nor in any manner be subject to the debts or liabilities of any eligible executive. The Company shall have the right to deduct from all payments made to any executive under the Plan any federal, state, local, foreign or other taxes which, in the opinion of the Company, are required to be withheld with respect to any payment provided under the Plan. Notwithstanding any other provision of the Plan, any payment made to an eligible executive pursuant to the Plan may be subject to repayment to the Company pursuant to any compensation recovery policy that may be maintained by the Company (including a compensation recovery policy adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act) or applicable law.
Governing Law
The provisions of the Plan shall be governed and construed in accordance with the laws of the State of Ohio.